Exhibit 99.1
January 31, 2007
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES RECORD QUARTERLY SALES AND EARNINGS
Earnings per Share from Continuing Operations Increase 34%

Birmingham, Alabama - January 31, 2007 - Vulcan Materials Company (NYSE:VMC) today announced record fourth quarter and full year sales and earnings. Earnings from continuing operations were $115 million or $1.19 per diluted share in the fourth quarter as compared with $92 million or $0.89 per diluted share in the prior year. Net sales increased 9 percent from the prior year’s fourth quarter. Full year net sales increased 16 percent to $3 billion. Earnings from continuing operations were $477 million or $4.79 per diluted share, a 45 percent increase per diluted share from the prior year.

Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “We achieved excellent earnings growth in the fourth quarter, demonstrating the strength and diversity of our businesses. Our coast-to-coast footprint serving many of the fastest growing U.S. markets provided regional economic diversification in 2006. The increasing demand for aggregates in a broad range of public infrastructure and nonresidential construction helped offset the correction that has occurred in residential construction. Our consistent earnings growth is a reflection of both our broad geographic and end-use markets and a pricing environment for aggregates that recognizes the high cost of reserves replacement and product distribution in high growth metropolitan markets.”

Earnings per share from continuing operations increased 34 percent and gross profit increased 33 percent from the prior year’s fourth quarter, as improved pricing more than offset the earnings effect from lower shipments.

Fourth quarter aggregates pricing increased 16.5 percent from the prior year’s level. Aggregates shipments were 6 percent lower than the prior year’s record fourth quarter. The average unit cost for diesel fuel in the quarter was favorable to the prior year and somewhat offset higher costs for parts, supplies, electricity and the effects of lower production volumes.

Sales and earnings for asphalt increased from the prior year’s fourth quarter as improved prices more than offset higher costs for liquid asphalt and aggregates and the effects of lower volumes. Concrete earnings were slightly lower than in the prior year as improved selling prices were offset by the effects of lower volumes and higher costs for cement and aggregates.

Other income decreased approximately $11 million from the prior year’s fourth quarter due principally to a $1 million increase in the carrying value of the ECU earn-out as compared with an $11 million increase in the fourth quarter of 2005 (Table E).

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January 31, 2007
FOR IMMEDIATE RELEASE

For the full year, improved pricing for all key products led to a 16 percent increase in net sales and drove earnings per share from continuing operations up 45 percent to a record $4.79 per diluted share. Aggregates pricing improved 14.7 percent and more than offset the effects of a slight decline in aggregates shipments and higher production costs related to diesel fuel, parts, supplies and electricity. Asphalt and concrete earnings also increased significantly as pricing improvements exceeded increases in raw material costs.

The effective tax rate for 2006 was 32.1 percent as compared to 28.4 percent for 2005. Last year’s tax rate included a reduction in estimated income tax liabilities for prior years and a favorable settlement of federal income tax refund claims, representing approximately $0.12 per diluted share. In 2006, favorable tax adjustments totaled $0.01 per diluted share.

For the full year, net cash provided by operating activities increased 22 percent from the prior year to $579 million.

During 2006, the Company purchased 6,757,361 shares at a total cost of approximately $523 million, representing an average cost of $77.37 per share.

All results are unaudited.

Outlook - Full Year 2007

Commenting on Vulcan’s outlook for 2007, Mr. James stated, “We remain confident in our ability to continue strong earnings growth in 2007. Broader economic factors such as low interest rates, job growth, falling office vacancy rates and the solid fiscal condition of most states should continue to aid the more aggregate-intensive infrastructure and private non-residential end use markets in 2007. Overall demand for aggregates in our markets should remain relatively stable.

“The residential construction slowdown in the U.S. continued in the fourth quarter of 2006 and contributed to lower aggregates shipments for the year. However, with mortgage interest rates still at relatively low historical levels and household formations increasing in high growth markets, residential construction has the potential to stabilize by the second half of 2007.

“Aggregates demand from highway construction in Vulcan-served markets should increase in 2007, primarily as a result of higher state spending levels and moderating liquid asphalt costs. In 2006, construction cost inputs for highway projects increased significantly, particularly liquid asphalt and diesel fuel, resulting in some delays for new contract awards.

“We believe private non-residential construction will continue to improve in 2007. This construction end market includes a wide array of project types and generally is more aggregates intensive than private residential construction. Economic factors, such as job growth, vacancy rates, private infrastructure needs and demographic trends, help drive demand for this type of construction.
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January 31, 2007
FOR IMMEDIATE RELEASE
“We believe that for 2007 our business is very well positioned to achieve earnings from continuing operations of $5.51 to $5.91 per diluted share. In January 2007, we closed a real estate sale transaction in California that resulted in a net after-tax gain of $0.26 per diluted share, and its earnings effect is included in our guidance. Excluding the gain from this real estate sale transaction, our earnings guidance for 2007 is consistent with full year guidance provided at the end of the third quarter. Our current earnings outlook is based on an overall aggregates price improvement of 10 to 11 percent and aggregates shipments in line with the prior year.”

Outlook - First Quarter 2007

Mr. James further stated, “Weather in the first quarter of 2006 was very favorable for construction. As a result, earnings in the first quarter of 2006 far exceeded usual seasonal trends. Typically, the first quarter contributes approximately 10 percent of operating earnings for the full year and we expect the first quarter of 2007 to be more in line with historical performance. Consequently, including the sale of the real estate in California, we expect to earn $0.75 to $0.95 per diluted share in the first quarter of 2007.”

In keeping with past practice, Vulcan will give quarterly and annual earnings guidance. Revised guidance will be issued only if Vulcan determines that comparable earnings per share, on either a quarterly or an annual basis, will be outside its most recent published estimates.

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on February 1, 2007. Investors and other interested parties may access the teleconference live by calling (800) 510-0219 approximately 10 minutes before the scheduled start. International participants can dial (617) 614-3451. The access code is 97381548. A live webcast will be available via the Internet through Vulcan's website at vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through February 8, 2007.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of other construction materials.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received by the Company under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business; and other risks, assumptions and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements.

(Tables Follow)

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2006	2005	2006	2005

Net sales	$742,743	$680,849	$3,041,093	$2,614,965
Delivery revenues	73,561	73,772	301,382	280,362
Total revenues	816,304	754,621	3,342,475	2,895,327

Cost of goods sold	505,436	502,237	2,109,099	1,906,489
Delivery costs	73,561	73,772	301,382	280,362
Cost of revenues	578,997	576,009	2,410,481	2,186,851

Gross profit	237,307	178,612	931,994	708,476
Selling, administrative and general expenses	66,320	63,020	264,396	232,531
Gain on sale of property, plant and equipment, net	1,886	5,195	5,557	8,295
Other operating expense (income), net	1,233	588	(21,904)	7,862
Operating earnings	171,640	120,199	695,059	476,378

Other income, net	881	11,470	28,541	24,378
Interest income	1,138	4,509	6,171	16,627
Interest expense	6,621	9,123	26,310	37,146
Earnings from continuing operations
before income taxes	167,038	127,055	703,461	480,237
Provision for income taxes	51,991	34,927	225,963	136,402
Earnings from continuing operations	115,047	92,128	477,498	343,835
Earnings (loss) on discontinued operations, net of tax	(1,187)	(1,485)	(9,964)	44,922
Net earnings	$113,860	$90,643	$467,534	$388,757
Basic earnings (loss) per share:
Earnings from continuing operations	$1.21	$0.91	$4.89	$3.37
Discontinued operations	(0.01)	(0.01)	(0.10)	0.43
Net earnings per share	$1.20	$0.90	$4.79	$3.80

Diluted earnings (loss) per share:
Earnings from continuing operations	$1.19	$0.89	$4.79	$3.30
Discontinued operations	(0.02)	(0.01)	(0.10)	0.43
Net earnings per share	$1.17	$0.88	$4.69	$3.73

Weighted-average common shares
outstanding:
Basic	94,704	101,217	97,577	102,179
Assuming dilution	96,961	103,188	99,777	104,085
Cash dividends declared per share
of common stock	$0.37	$0.29	$1.48	$1.16
Depreciation, depletion, accretion and
amortization from continuing operations	$59,078	$57,544	$224,677	$220,488
Effective tax rate from continuing operations	31.1%	27.5%	32.1%	28.4%

		Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2006	2005

Assets
Cash and cash equivalents	$55,230	$275,138
Medium-term investments	-	175,140
Accounts and notes receivable:
Accounts and notes receivable, gross	394,815	480,647
Less: Allowance for doubtful accounts	(3,355)	(4,277)
Accounts and notes receivable, net	391,460	476,370
Inventories:
Finished products	214,508	170,539
Raw materials	9,967	9,602
Products in process	1,619	1,589
Operating supplies and other	17,443	16,022
Inventories	243,537	197,752
Deferred income taxes	20,108	23,184
Prepaid expenses	15,388	17,138
Total current assets	725,723	1,164,722
Investments and long-term receivables	6,664	6,942
Property, plant and equipment:
Property, plant and equipment, cost	3,897,618	3,481,708
Less: Reserve for depr., depl., & amort.	(2,028,504)	(1,877,741)
Property, plant and equipment, net	1,869,114	1,603,967
Goodwill	620,189	617,083
Other assets	196,879	196,170
Total assets	$3,418,569	$3,588,884

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$630	$272,067
Short-term borrowings	198,900	-
Trade payables and accruals	154,215	142,221
Other current liabilities	139,942	164,726
Total current liabilities	493,687	579,014
Long-term debt	322,064	323,392
Deferred income taxes	282,249	275,065
Other noncurrent liabilities	319,458	284,872
Shareholders' equity	2,001,111	2,126,541
Total liabilities and shareholders' equity	$3,418,569	$3,588,884

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2006	2005

Operating Activities
Net earnings	$467,534	$388,757
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	224,696	220,956
Net gain on sale of property, plant and equipment	(5,557)	(9,414)
Net gain on sale of contractual rights	(24,841)	-
Contributions to pension plans	(1,433)	(29,100)
Increase in assets before initial
effects of business acquisitions and dispositions	(66,589)	(115,005)
Increase (decrease) in liabilities before initial
effects of business acquisitions and dispositions	(27,639)	5,983
Other, net	13,178	11,007
Net cash provided by operating activities	579,349	473,184

Investing Activities
Purchases of property, plant and equipment	(435,207)	(215,646)
Proceeds from sale of property, plant and equipment	7,918	10,629
Proceeds from sale of contractual rights, net of cash transaction fees	24,849	-
Proceeds from sale of Chemicals business, net of cash transaction fees	141,916	209,254
Payment for partner's interest in consolidated Chemicals joint venture	-	(65,172)
Payment for businesses acquired, net of acquired cash	(20,531)	(93,965)
Purchases of medium-term investments	-	(313,490)
Proceeds from sales and maturities of medium-term investments	175,140	317,560
Change in investments and long-term receivables	304	596
Other, net	604	1,062
Net cash used for investing activities	(105,007)	(149,172)

Financing Activities
Net short-term borrowings	198,900	-
Payment of short-term debt and current maturities	(272,532)	(3,350)
Payment of long-term debt	-	(8,253)
Purchases of common stock	(522,801)	(228,479)
Dividends paid	(144,082)	(118,229)
Proceeds from exercise of stock options	28,889	37,940
Excess tax benefits from exercise of stock options	17,376	-
Other, net	-	47
Net cash used for financing activities	(694,250)	(320,324)

Net (decrease) increase in cash and cash equivalents	(219,908)	3,688
Cash and cash equivalents at beginning of year	275,138	271,450
Cash and cash equivalents at end of year	$55,230	$275,138

				Table D

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below (amounts in thousands):

			2006	2005

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized			$32,616	$37,331
Income taxes			219,218	211,985

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions			-	4,684
Accrued liabilities for purchases of property, plant and equipment			32,941	14,244
Debt issued for purchases of property, plant and equipment			177	-
Proceeds receivable from exercise of stock options			31	-
Noncash proceeds from the sale of the Chemicals business:
Earn-outs			-	127,979
Working capital adjustments			-	14,255

2. Net Sales and Unit Shipments

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
Net Sales by Product - Customer	2006	2005	2006	2005

Aggregates, excluding freight
to remote distribution sites	$488,899	$445,715	$1,991,348	$1,758,111
Freight to remote distribution sites	32,567	33,821	140,557	125,864
Aggregates	521,466	479,536	2,131,905	1,883,975
Asphalt mix	133,429	109,558	500,188	371,405
Concrete	53,944	66,556	260,727	252,091
Other products	33,904	25,199	148,273	107,494

Total net sales	$742,743	$680,849	$3,041,093	$2,614,965

Unit Shipments

Aggregates
Customer tons	57,287	60,882	242,473	245,709
Internal tons *	2,975	3,468	12,936	13,831
Aggregates - tons	60,262	64,350	255,409	259,540

Asphalt mix - tons	2,867	3,052	11,599	11,698

Concrete - cubic yards	574	810	2,893	3,238

* Represents tons shipped primarily to our other operations (e.g., asphalt mix and concrete).
Revenue from internal shipments is not included in net sales as presented in the accompanying Consolidated Statements of Earnings.

				Table E

Reconciliation of Non-GAAP Performance Measures

	(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005

GAAP Earnings from continuing operations before income taxes	$167,038	$127,055	$703,461	$480,237
Gain on sale of contractual rights (1)	9	-	(24,841)	-
Gain from adjustment in the carrying value
of the ECU earn-out (2)	(1,002)	(11,070)	(28,722)	(20,420)
Earnings from continuing operations before income taxes,
excluding gains on sale of contractual rights and adjustment
in the carrying value of the ECU earn-out (3)	$166,045	$115,985	$649,898	$459,817

GAAP Earnings from continuing operations, net of tax	$115,047	$92,128	$477,498	$343,835
Gain on sale of contractual rights, net of tax (1)	5	-	(14,845)	-
Gain from adjustment in the carrying value
of the ECU earn-out, net of tax (2)	(600)	(6,634)	(17,213)	(12,238)
Earnings from continuing operations, excluding gains on sale of contractual rights and adjustment in the carrying value
of the ECU earn-out, net of tax (3)	$114,452	$85,494	$445,440	$331,597

GAAP Diluted earnings per share from continuing operations	$1.19	$0.89	$4.79	$3.30
After-tax gain per diluted share resulting from the sale of
contractual rights (1)	-	-	(0.15)	-
After-tax gain per diluted share resulting from the adjustment
in the carrying value of the ECU earn-out (2)	(0.01)	(0.06)	(0.17)	(0.12)
Earnings per share from continuing operations, excluding gains on sale of contractual rights and adjustment in the
carrying value of the ECU earn-out, net of tax (3)	$1.18	$0.83	$4.47	$3.18

(1)
During the second quarter of 2006, the Company recognized a $25 million pretax gain from the sale of its contractual rights to mine the Bellwood quarry in Atlanta, Georgia. The City of Atlanta plans to convert the property into a city park and greenspace as part of a larger economic growth and development project around the city's perimeter. The Company worked with city and county officials to achieve this mutually beneficial transaction. The Company will continue operating the quarry for approximately 2 years subsequent to the sale as it transitions customers to its existing 12 quarries in the greater Atlanta area and to a new, zoned site purchased in 2004 in anticipation of the Bellwood sale.

(2)
In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals is required to make future payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005, capped at $150 million (ECU earn-out or ECU derivative). The ECU earn-out is accounted for as a derivative instrument; accordingly, it is reported at fair value. Changes to the fair value of the ECU derivative are recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(3)
The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Internally, management monitors the operating performance of its construction materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of two items, described more fully above: 1) the gain on the sale of contractual rights at the Bellwood quarry in Atlanta, Georgia, during the second quarter of 2006 (included in other operating income, net in the accompanying condensed consolidated statements of earnings), and 2) the ECU earn-out obtained in connection with the June 2005 sale of our Chemicals business, including the associated changes in carrying value (included in other income, net in the accompanying condensed consolidated statements of earnings).

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our construction materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.